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                                                                     EXHIBIT 5

                   FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
              A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS


                              ONE NEW YORK PLAZA
                        NEW YORK, NEW YORK 10004-1980
                                 212-859-8000
                               FAX 212-859-4000




September 3, 1998


SPX Corporation
700 Terrace Point Drive
Muskegon, Michigan 49443-3301

Gentlemen:

        We are acting as special counsel for SPX Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-4, Registration No. 333-60853 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to the issuance by the Company of shares of the Company's common stock, par value $10.00 per share ("SPX Common Stock"), in connection with the merger (the "Merger") of General Signal Corporation, a New York corporation ("General Signal"), with and into SAC Corp., a Delaware corporation and wholly owned subsidiary of the Company ("MergerSub"), pursuant to the Agreement and Plan of Merger, dated as of July 19, 1998 (the "Merger Agreement"), among the Company, MergerSub and General Signal. In the Merger, each General Signal stockholder will be entitled to receive, at his or her election but subject to the limitations and proration procedures set forth in the Merger Agreement, for each share of common stock, par value $1.00 per share, of General Signal ("General Signal Common Stock") held by such stockholder, either (i) 0.6977 of a share of SPX Common Stock; (ii) $45.00 in cash, without interest; or (iii) 0.4186 of a share of SPX Common Stock and $18.00 in cash, without interest, provided that only 40% of the outstanding shares of General Signal Common Stock will be exchanged for cash and only 60% of the outstanding shares of General Signal Common Stock will be exchanged for shares of SPX Common Stock. This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

        With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.



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          In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company and its subsidiaries, such certificates of public officials, officers or other representatives of the Company and its subsidiaries, and other persons, and such other documents, and (iii) reviewed such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion.

          In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures on original or certified copies, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assumed the accuracy of or compliance with, representations and warranties contained in the documents relevant hereto and certificates and oral or written statements and other information of or from public officials, officers or other representatives of the Company, and other persons. To the extent it may be relevant to the opinion expressed herein, we have assumed that the parties to the documents other than the Company have the power and authority to enter into and perform such documents and to consummate the transactions contemplated thereby, that the documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of such parties enforceable against such parties in accordance with their terms, and that such parties will comply with all of their obligations under the documents and all laws applicable thereto.

          Based upon the foregoing, assuming that the General Signal Common Stock is validly issued, fully paid and nonassessable and subject to the limitations, qualifications and assumptions set forth herein, it is our opinion that, if SPX Common Stock is issued and delivered as described in the Registration Statement and in accordance with the Merger Agreement upon satisfaction of the conditions to closing set forth therein, at such time of issuance such shares of SPX Common Stock will be validly issued, fully paid and nonassessable.

          The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof, or for any other reason.




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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to this firm under the captions "Certain Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.



                                        FRIED, FRANK, HARRIS, SHRIVER & JACOBSON




                                        By: /s/ ROBERT C. SCHWENKEL
                                            ------------------------------------
                                                Robert C. Schwenkel










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